Exhibit 99.1

IXYS Announces Results for First Fiscal Quarter Ended June 30, 2009

MILPITAS, Calif.--(BUSINESS WIRE)--July 28, 2009--IXYS Corporation (NASDAQ:IXYS) today reported net revenues of $48.9 million for the first fiscal quarter ended June 30, 2009, a decrease of 38.4%, as compared with net revenues of $79.3 million for the same period in the prior fiscal year. The sequential quarter decline from March 31, 2009 to June 30, 2009 was smaller at 16%.

“We believe that the decline in revenues was due mainly to the slowdown in the global economy; a pattern that has lasted now for three quarters. It appears that the decline may have leveled out, since our book to bill ratios in parts of our business have gone above 1. Despite the revenue drop, we continued our business development investment in all fronts. This resulted in expanding our product lines and penetration into new applications, like the LED based lighting and Cleantech industries,” commented Dr. Nathan Zommer, CEO of IXYS Corporation.

Gross profit was $10.3 million, or 21.2% of net revenues, for the quarter ended June 30, 2009, as compared to gross profit of $24.8 million, or 31.2% of net revenues, for the same quarter in the prior fiscal year.

Net loss for the quarter ended June 30, 2009 was $3.9 million, or $0.13 loss per diluted share, as compared to a net income of $5.5 million, or $0.17 per diluted share for the same quarter in the prior fiscal year.

“The revenue decline in the June 2009 quarter as compared to the March 2009 quarter was primarily driven by a $7 million decrease in revenues in Europe and a $3 million decrease in revenues in North America. We have taken and continue to take steps to reduce our cost structure and conserve cash. Through the collection of receivables and our cash conservation efforts, our cash increased $8.6 million from March 31, 2009 to June 30, 2009,” stated Uzi Sasson, COO & CFO at IXYS. “Our bookings improved by about $11 million from the March 2009 quarter to the June 2009 quarter; however, given the uncertainty of volatile macroeconomic conditions, we decline to give a revenue forecast for the September 2009 quarter.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve power conversion efficiency, generate clean energy, improve automation, and provide advance products for the transportation, medical and telecommunication industries. IXYS is a worldwide pioneer in the development of power semiconductors and high voltage integrated circuits (HVIC) that are key to reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for cheap energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 2,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide provider of semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to the decline in revenues leveling out, our book to bill ratios, bookings and continued steps to reduce cost structure and conserve cash. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, capacity limits on our ability to manufacture our products, cash flow difficulties, unanticipated technological hurdles, adverse changes in customer demand and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS’ Form 10-K for the fiscal year ended March 31, 2009, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	June 30,	March 31,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$64,158	$55,577
Accounts receivable, net	30,512	37,251
Other receivables	1,380	671
Inventories, net	74,894	75,601
Prepaid expenses and other current assets	4,714	3,323
Deferred income taxes	13,017	12,797
Total current assets	188,675	185,220
Plant and equipment, net	51,817	52,912
Other assets	6,172	6,728
Deferred income taxes	8,199	7,972

Total assets	$254,863	$252,832

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$3,801	$3,739
Current portion of notes payable to bank	1,480	1,455
Accounts payable	12,742	13,767
Accrued expenses and other current liabilities	14,641	15,342
Total current liabilities	32,664	34,303
Capitalized lease and other long term obligations, net of current portion	26,550	26,862
Pension liabilities	14,420	13,175
Total liabilities	73,634	74,340

Common stock	362	361
Additional paid-in capital	133,772	132,177
Retained earnings	40,116	43,984
Accumulated other comprehensive income	6,979	1,970
Stockholders' equity	181,229	178,492

Total liabilities and stockholders' equity	$254,863	$252,832

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended
	Jun. 30	Jun. 30
	2009	2008

Net revenues	$48,885	$79,336
Cost of goods sold	38,541	54,574
Gross profit	10,344	24,762
Operating expenses:
Research, development and engineering	4,569	5,394
Selling, general and administrative	8,348	11,059
Total operating expenses	12,917	16,453

Operating income (loss)	(2,573)	8,309
Other income (expense), net	(1,741)	766

Income (loss) before income tax provision	(4,314)	9,075
Provision for (benefit from) income tax	(446)	3,591

Net income (loss)	$(3,868)	$5,484

Net income (loss) per share - basic	$(0.13)	$0.18

Weighted average shares used in per share calculation - basic	30,679	31,181

Net income (loss) per share - diluted	$(0.13)	$0.17

Weighted average shares used in per share calculation - diluted	30,679	32,226

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
COO & CFO